Exhibit 10.11

Penang Primary Parcel

Execution Version

SUBDIVISION AND USE AGREEMENT

THIS SUBDIVISION AND USE AGREEMENT (“Agreement”) dated as of December 1, 2005 (the “Effective Date”), is entered into by and between AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia and having its registered address at Suite 1005, 10th Floor, Wisma Hamzah-Kwong Hing, No. 1, Leboh Ampang, 50100 Kuala Lumpur, Malaysia (“Agilent”), and AVAGO TECHNOLOGIES (MALAYSIA) Sdn. Bhd. (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia and having its registered address at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia (“Avago”). Agilent and Avago are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Agilent is the registered proprietor of two contiguous plots of real property (title details: PN 2826 Lot 4585, Mukim 12, Daerah Barat Daya and HSD 18825 PT 1687, Mukim 12, Daerah Barat Daya), consisting of approximately 63.48 acres of land and certain Improvements (hereinafter defined) thereon located (or to be located thereon pursuant hereto) at Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia, as generally shown on the site map (“Site Map”) attached hereto and incorporated herein by reference as Exhibit A (the “Penang Site”).

B. Agilent Technologies, Inc., a Delaware corporation and the indirect parent of Agilent (“ATI”), and Avago Acquisition Pte. Ltd., a company organized under the laws of Singapore and the parent of Avago (formerly known as Argos Acquisition Pte. Ltd.) (“AAP”), are party to that certain Asset Purchase Agreement dated as of August 14, 2005 (the “APA”), pursuant to which ATI has agreed to sell to AAP its semiconductor products business and related operations (the “Business”), upon the terms and conditions set forth therein and in the local asset transfer agreement to be entered into in connection therewith (the “LATA”) (collectively, the transactions as contemplated thereby, the “Business Sale”). As a part of the Business Sale, ATI intends to cause the Penang Site to be subdivided as shown on the Site Map as hereinafter described.

C. Subject to the satisfaction of certain conditions enumerated in that certain sale and purchase agreement between Agilent and Avago dated as of December 1, 2005, (such agreement, the “Property Sale Agreement”), Agilent has agreed to transfer to Avago 26.99 acres of the Penang Site, together with all Improvements situated thereon (the “Avago Lot Transfer”) as specified therein. The portion of the land at the Penang Site that shall be transferred to Avago is identified as the “Avago Lot” on the Site Map and shall include all Improvements located within the parameters of that portion of the Penang Site (the “Avago Lot”). Agilent has retained 36.49 acres of the Penang Site and all Improvements located thereon. The portion of the land at the Penang Site that has been retained by Agilent is identified as the “Agilent Lot” on the Site Map and includes all Improvements located within the parameters of that portion of the Penang Site (the “Agilent Lot”). The Agilent Lot and Avago Lot are each sometimes referred to herein as a “Lot” and, collectively, as the “Lots.”

D. During the period commencing on the closing of the Business Sale through the closing of the Avago Lot Transfer pursuant to the Property Sale Agreement, Agilent has granted to Avago a renewable tenancy with respect to the Avago Lot pursuant to that certain Primary Tenancy Agreement dated as of October 24, 2005 (the “Primary Tenancy Agreement”; and, with the Property Sale Agreement and this Agreement, the “Primary Parcel Agreements”).

E. In addition to the Primary Tenancy Agreement, Agilent has granted to Avago a tenancy with respect to certain additional premises located within Building 8 on the Agilent Lot pursuant to that certain Tenancy Agreement dated as of October 24, 2005 (the “Building 8 Tenancy”).

F. Concurrently with the execution of the APA, ATI and AAP entered into that certain Master Separation Agreement dated as of August 14, 2005 (the “MSA”), which provides for the allocation of costs relating to the provision by ATI to AAP of certain services as contemplated (but not necessarily specified) therein.

G. Agilent and Avago wish to memorialize their agreements regarding (i) the shared use of certain facilities, regardless of whether such facilities are located on the Agilent Lot or Avago Lot, (ii) the maintenance, repair, replacement and operation of the Penang Site, (iii) rights and duties regarding utilities, easements, use restrictions, parking, cross-access, security and various other aspects pertaining to the Penang Site, and (iv) the registration of this Agreement in the Land Registry (as defined in the Property Sale Agreement) as permitted under the National Land Code (Act 56 of 1965 as amended or re-enacted from time to time) and contemplated in the Property Sale Agreement upon consummation of the Avago Lot Transfer, all as further set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties agree as follows:

1. Certain Definitions.

(a) “Common Areas” shall mean those portions of the Penang Site that are not Building Areas. The Common Areas are intended for the non-exclusive use by the Parties in common with other users, and include without limitation, such areas as parking areas, driveways, sidewalks, landscaping, service areas and access roads as shown on the Site Map.

(b) “Common Area Improvements” shall mean all improvements to be made to the Common Areas or easements serving the Penang Site, including, without limitation, the following: (i) Parking Areas, sidewalks, and walkways; (ii) driveways and roadways providing access to, across, and around the Parking Areas; (iii) free-standing outdoor light fixtures; (iv) traffic and directional signs and markings, and the striping of Parking Areas; (v) sewer, gas, electrical, water, telephone and other utility mains, lines and facilities other than separate utility lines and facilities servicing such Party’s Lot; (vi) landscaping and retaining walls; (vii) improvements to or within the public streets adjacent to the Penang Site, except to the extent such improvements are maintained, repaired and replaced any governmental agency or public utility company; (viii) the types of improvements within the Common Areas as shown on the Site Map; and (ix) any other improvements made to the Common Areas in accordance with this Agreement.

(c) “CAM Costs” shall mean the costs incurred by the Operator in good faith in repairing, replacing, maintaining, operating, managing, providing security for and insuring the Common Areas and Common Area Improvements and all other costs incurred by the Operator in the operation of the Penang Site. CAM Costs shall include, without limitation, taxes of any kind levied or assessed on materials, equipment, supplies and services purchased exclusively for repair, maintenance and replacement of the Common Area Improvements; amounts paid to non-managerial employees and agents of the Operator for work performed at the Penang Site in the repair, maintenance or replacement of the Common Areas Improvements; fees for required licenses and permits to operate, maintain, repair or replace the Common Areas in accordance with this Agreement; and reasonable rental costs of equipment used in the operation, repair, replacement and maintenance of the Common Area Improvements; and the Maintenance Fee.

(d) “Gross Building Area” shall mean the total area of all floors, measured in square feet, of a building enclosed by the outside surface of exterior walls thereof. The square footage of the floor area of mezzanines shall be included in Gross Building Area.

(e) “Improvements” shall mean all buildings and improvements located on the Lot, and all fixtures, machinery, and equipment attached thereto, all parking lots, driveways, pavings, access cuts, lighting, landscaping, sidewalks, fences, ponds, wetlands, ditches, flumes, water, water rights, reservoirs, and site improvements of any kind (if any) situated upon the Lot; and all right, title and interest, if any, of a Party in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in from of or adjoining the Lot.

(f) “Law” shall mean any present or future judicial decision, statute, constitution, ordinance, resolution, regulation, rule or administrative order, of any local or state governmental authority of Malaysia having jurisdiction over the Parties, the Lots or the Penang Site.

(g) “Non-Defaulting Party” shall mean any Party who is not in default of any of its obligations under this Agreement.

(h) “Operator” shall mean the Person responsible for the maintenance of the Common Areas and Common Area Improvements. Agilent shall be the initial Operator. The terms “Former Operator” and “New Operator” are defined in Section 6(d) below.

(i) “Operator Parcel” shall mean a parcel owned by the Operator.

(j) “Parking Areas” shall mean those portions of the Common Areas shown on the Site Map as being striped for parking as well as drive aisles within or adjacent thereto, and shall include any enlargement of, addition to or permitted change in such drive aisles and/or striped portions of the Common Areas.

(k) “Permittees” shall mean and refer to the Parties and the tenants and subtenants of either Party, their respective successors and assigns, and their respective employees, officers, partners, members, directors, shareholders, agents, contractors, customers, visitors, invitees, licensees, subtenants and concessionaires.

(l) “Person” or “Persons” shall mean and include individuals, partnerships, firms, associations, joint ventures, business trusts, corporations, or any other form of business entity.

(m) “Proportionate Share for each Lot” shall mean that certain fraction calculated by dividing (i) the total Gross Building Area within (or deemed within) such Lot by (ii) the total Gross Building Area within (or deemed within) all Lots within the Penang Site.

(n) “Reconciliation Statement” shall mean such Statement described in Section 5(b)(i) below.

(o) “Utilities” shall mean any and all utilities and related equipment, lines, services, enclosures and supporting facilities serving the Penang Site, including, without limitation, pipelines, electrical lines, communication and data lines and equipment of all kinds, fire protection systems, water lines, compressed air lines, fire alarm systems, public address and sound systems, boilers, chilled water lines, emergency generators facilities, radio communication systems and any other utility necessary or convenient for the operation of the Penang Site and facilities located thereon, but excluding sewer and drainage lines.

2. Common Use Facilities.

(a) The following facilities, located as identified on the Site Map, constitute the common use facilities (the “Common Use Facilities”):

(i)	Sports Complex;

(ii)	Clinic;

(iii)	Kitchen; and

(iv)	Convenience Store.

(b) The following facilities, located as identified on the Site Map, constitute the temporary common use facilities (the “Temporary Common Use Facilities”):

(i)	Main Cafeteria Dining Area;

(ii)	Site Data Center;

(iii)	Main Lobby;

(iv)	FGI Warehouse;

(v)	Incoming Store;

(vi)	Site Logistics Area;

(vii)	Logistics Office;

(viii)	Procurement Store;

(ix)	SMI Area; and

(x)	Oracle Support Area.

(c) The Parties shall allow free and unobstructed flow of pedestrian traffic within, and to and from, the Common Use Facilities and the Temporary Use Facilities. If any of the Common Use Facilities or Temporary Common Use Facilities are not free-standing buildings on a Lot, to the extent necessary to access said facilities the Parties hereby grant access to the Common Area hallways, stairways and elevators designated as such by Agilent or Avago within the buildings in which such facilities are located for the sole purpose of accessing same. The right to access and use the Temporary Common Use Facilities shall terminate on the earlier of (i) September 30, 2006, or (ii) the date of completion of the planned separation for each such facility. All costs and expenses relating to such separation shall be allocated in accordance with the MSA. The right of access to, and use of, any Common Use Facility granted herein may be terminated by the Party on whose Lot such facility is located any time after the first anniversary of this Agreement by providing at least 270 days prior written notice of the intended cessation to the other Party (“Cessation Notice”). This Agreement shall continue with respect to such Common Use Facilities which are not specifically terminated by delivery of a Cessation Notice until such time as a Cessation Notice is delivered with respect to any remaining Common Use Facilities.

3. Services and Utilities.

(a) Services to be Provided. In connection with the operation of some of the Common Use Facilities and Temporary Common Use Facilities, the Parties agree to provide to each other, or cause to be provided to both Parties, the various day-to-day services set forth on Exhibit B hereof relating to such facility, which services may be amended to include additional services as the Parties may from time to time agree (collectively, the “Services”). The costs and expenses incurred to provide such Services, plus a reasonable and customary fee as established from time to time by the Parties (the “Services Costs”), shall be allocated between the Parties, based on a budget to be established pursuant hereto with the Services Costs allocated between the Parties in accordance with the applicable allocation method set forth on Exhibit B hereto.

(b) Budget; Payment. Within thirty (30) days following the Effective Date and thereafter at least sixty (60) days prior to January 1 of each calendar year thereafter in which a Party is responsible for providing any Service, such Party shall devise and deliver to the other Party a budget on a monthly basis for such calendar year that sets forth the estimated costs relating to the provision of the Service. Within thirty (30) days of such delivery, the Parties shall work together to resolve any issues raised by either Party and shall finalize such budget by the commencement of the relevant calendar year. The Parties agree to pay their allocated share of such costs within thirty (30) days of receipt of a statement for such item. An administrative fee equal to five percent (5%) of such fees shall be included in the monthly invoice.

(c) Standard of Services. The Parties acknowledge that it is impracticable to define the full scope of each Service to be provided pursuant hereto. As a result, each Party hereby agrees to use its good faith, commercially reasonable efforts to ensure that any Service required to be provided hereunder shall be provided, to the fullest extent possible, in a manner consistent with the provision of any comparable service provided at the Penang Site to Agilent or ATI, as the case may be, immediately prior to the Effective Date.

(d) Termination of Services. The provision of any Service may be terminated without cause and the level or scope of the Service may be materially modified by the Party providing such Service upon 180 days prior written notice to the other Party and the obligation to provide a Service shall automatically terminate upon the termination of the right to use the related Common Use Facilities or Temporary Common Use Facilities pursuant to Section 2(c) above. Such cessation or modification shall result in a pro rata adjustment to the fees payable with respect thereto.

(e) Separation of Utilities. The Parties agree that the Utilities serving each Lot are intended to be separated in connection with the Business Sale as part of the separation matters contemplated under the MSA. It is the intent and agreement of the Parties to separate the Utilities as soon as possible following the Effective Date and in any event no later than July 31, 2006. The Parties agree to undertake such actions and execute such documents as are reasonably required in connection therewith. All costs and expenses incurred for such separation of Utilities shall be allocated between the Parties in accordance with the MSA. Prior to completion of the separation of the Utilities, the Parties shall allocate the cost of any such Utilities which are not separately metered for each Lot (or a building within a Lot) between themselves based upon each Party’s Proportionate Share of the Gross Building Area of the Penang Site. As of the Effective Date, the Parties agree that the Gross Building Area on the Agilent Lot is 831,000 and on the Avago Lot is 401,000.

4. Easements.

(a) Ingress, Egress and Parking Easements. For the benefit of the respective Lots and the Parties, and their respective lessees, sublessees, employees, licensees, customers and business invitees, each Party establishes as an appurtenance to its respective Lot non-exclusive easements and rights of way (i) for pedestrian ingress to and egress from the Common Areas within the Lots; (ii) for vehicular ingress to and egress from the Common Areas within the Lots; and (iii) for temporary parking on the Parking Areas within the Lots. The easement for temporary parking on the Lots shall consist of the right to utilize a number of parking spaces on the other Party’s Lot as follows: (a) the aggregate number of parking spaces available to such Party (on its own Lot and the other Party’s Lot) shall equal a percentage of the total parking spaces available for use on the Penang Site (the “Parking Allocation”), and (b) the Parking Allocation shall be determined by dividing (x) the total square footage of all improvements on such Party’s Lot, by (y) the total square footage of all Improvements on the Penang Site. Nothing contained in this Agreement shall be deemed to prevent (a) the installation and maintenance of the Common Area Improvements or (b) changes in the Common Areas in accordance with this Agreement; provided, however, except with the prior written consent of the other Party, neither Party shall reduce the number of parking spaces located on its Lot as of the Effective Date. Each Party further agrees to add parking space sufficient to accommodate reasonably anticipated additional parking needs generated by any further development of its respective Lot.

(b) Sewer Line Utility Easement. For the benefit of the respective Lots and the Parties, each Party hereby grants, as an appurtenance to its respective Lot, a perpetual non-exclusive easement across, over, and under the Common Areas, including, without limitation, the right to install, maintain, use, repair and replace underground pipes, ducts, conducts and wires for the purpose of transmitting and distributing sewer and drainage line; provided, however, that no such public utilities and installations shall be located above the surface of the Common Areas of any parcel, except for such above ground appurtenances as are reasonably necessary for the proper functioning or maintenance of such utility installation. Each Party shall be responsible for the maintenance and repair of the portion of the sewer and drainage that runs under its respective Lot. If a Party has not addressed the need for repair of a portion of the sewer or drainage line running under its Lot within a reasonable time period (determined on a case-by-case basis, depending on the specific repair need) after written notice of such from the Non-Defaulting Party, the Non-Defaulting Party may take such actions as shall be reasonably required to complete such repair. All reasonable costs and expenses relating to the repair and maintenance of the sewer and drainage line by the Non-Defaulting Party’s Lot shall be allocated between the Parties based on the same allocation method as set forth in Exhibit C for allocation of sewer line maintenance and repair, provided, however, that the Non-Defaulting Party shall be reimbursed a 10% administrative fee for handling the repair.

(c) License and Right to Use Easements. It is the intent of the Parties to grant to each other perpetual easements as set forth in Sections 4.A and 4.B. above. The Parties acknowledge, however, that prior to the transfer of Agilent’s interest in the Avago Lot to Avago pursuant to the Property Sale Agreement, Avago does not hold a legal interest in the Avago Lot under which it can grant such easement rights to Agilent. Therefore, so long as Avago’s interest in the Avago Lot is a tenancy under the Primary Tenancy Agreement (or any successor tenancy or sublease agreement), the easements hereunder intended to benefit Agilent and the Agilent Lot shall currently be deemed rights retained by Agilent as landlord under the Primary Tenancy Agreement and shall automatically be deemed easements granted by Avago to Agilent upon the consummation of the transfer of Agilent’s interest in the Avago Lot to Avago pursuant to the Property Sale Agreement.

(d) Registration of Easements. Each Party agrees, for itself and its successors and assigns, that it shall execute such documents in registerable form as may be reasonably necessary to effectuate the provisions of this Section 4, including, without limitation, any documents granting easements, licenses and similar rights to utility companies and governmental bodies or agencies thereof. The Parties agree to take such actions so as to enable the registration of easements so granted hereunder pursuant to the provisions of the National Land Code, 1965, and for such registered easements to be effective for the duration of this Agreement, as provided herein. In the event the grant of the easements hereunder is subject to approval from the relevant authorities and the Parties agree that they shall take such reasonable actions and execute such documents so as to obtain such approvals from the relevant authority as soon as commercially practicable. For the avoidance of doubt, each Party hereby agrees that the registration of such easements granted in favor of the other by the other Party are for their benefit respectively and each further agree that the non-registration of such easement pursuant to the National Land

Code, 1965 arising from the inability to obtain the approvals from the relevant authority shall not entitle the affected Party to terminate the easements and rights of way granted hereby.

(e) No Other Use. The Common Areas shall not be used for any purpose or by any Person not permitted by this Agreement.

5. Maintenance of Common Areas.

(a) Common Area Maintenance. Except for work required of any Party hereunder, Operator shall maintain or cause to be maintained the Common Areas and Common Area Improvements in a good, clean and first-class condition, consistent with past practice, such maintenance to include, without limitation, the following:

(i) Maintenance, repair and replacement of all paved surfaces, in a level, smooth, and evenly covered condition with the type of surfacing material originally installed or such substitute as shall in all respects be at least equal to such original material in quality, use, appearance, and durability;

(ii) Maintenance, repair and replacement of all curbs, curb-cuts, gutters, walkways and retaining walls;

(iii) Painting and striping of all Parking Areas;

(iv) Placement, maintenance, repair and replacement of all necessary appropriate directional signs, markers and lines, and maintenance, repair and replacement of any artificial lighting facilities, including the replacement of fixtures and bulbs;

(v) Provision of water for the landscaping in the Common Areas;

(vi) Maintenance of all landscaped areas and replacement of shrubbery and planting, and flowers including weeding, pruning and fertilizing, and repairing automatic sprinkler systems;

(vii) Removal of all paper, debris, filth, refuse, including thorough sweeping in the Common Areas necessary to keep the Common Areas in a clean and orderly condition;

(viii) Compliance with all applicable requirements of governmental agencies pertaining to the Common Area and Common Area Improvements, including, without limitation, any alterations or additions required to be maintained in or about the Common Area under any laws, statutes, regulations or requirements now or hereafter adopted and made applicable to the Common Areas;

(ix) To the extent deemed reasonably necessary by the Operator, provision of individuals to supervise traffic at entrances and exits to the Penang Site as conditions reasonably require in order to maintain orderly and proper traffic flow in the Penang Site;

(x) To the extent deemed reasonably necessary by the Operator, provision of on-site security personnel during the hours that the Penang Site is open for business to the public or periodic patrol by security personnel during the hours that the Penang Site is closed;

(xi) Collection of each Party’s Proportionate Share of CAM Costs, to the extent the Operator believes, in its good faith judgment, that the collection efforts are worthwhile; and

(xii) Retention of records of the grading and drainage plan and other plans and specifications for the installation of the Common Area Improvements, and approval or disapproval of the quality of Common Area Improvements to be constructed.

(b) Each Party shall furnish, at its sole cost and expense, all electricity for the lighting of the Common Areas within such Party’s Lot. Each Party shall comply with all rules and guidelines established by the Operator with respect to such lighting systems including, without limitation, the times during which such lighting systems are to be operated.

6. Payment of CAM Costs.

(a) Costs and Payment. The Operator shall pay for CAM Costs out of monies collected from the Parties and the Operator shall have no obligation to advance CAM Costs or other expenses. The annual CAM Costs payable hereunder shall be estimated by the Operator in its reasonable discretion based on the anticipated costs and expenses over the forthcoming twelve (12) month period and shall be allocated between the Parties as provided on Exhibit C hereto. The estimated CAM Costs shall be paid in advance by each Party as the Operator shall direct, but not more frequently than monthly or less frequently than annually. The amount of each payment may be adjusted from time to time by the Operator based upon the Operator’s reasonable expectation of a change to the estimated CAM Costs. The Operator shall true up actual to budgeted expenses as soon as reasonably practical after the end of the year and send out a statement reflecting any adjustments required (the “Reconciliation Statement”). If the payments made by a Party during a calendar year exceed the actual amount required for the performance of the obligations hereunder for such calendar year, at the Operator’s option such excess shall be (i) credited to CAM Costs next due from such Party hereunder; (ii) refunded to the Party; (iii) applied, for the benefit of the Penang Site, to a reserve account for future contingencies, if such application is reasonably deemed necessary by the Operator; or (iv) all or any combination of clauses (i), (ii) or (iii) above. If the Reconciliation Statement shows that an additional sum is due to the Operator, such Party shall pay such sum to the Operator within thirty (30) days after the date the Reconciliation Statement was mailed.

(b) Records. The Operator or its designees shall keep and maintain complete, accurate and customary records and books of account of the CAM Costs for one (1) year after the end of the calendar year to which such records and books of account pertain. The Operator may destroy any records after such one-year period, unless there is an active dispute over CAM Costs for the year that would then be subject to destruction. A Party or its representative shall have the right, at such Party’s sole expense, to audit the Operator’s books and records showing CAM Costs upon at least ten (10) business days prior written notice and during normal working days and hours at any time within one hundred eighty (180) days following the Operator’s delivery of the Annual Statement. Such Party shall pay all fees and expenses of such audit unless the audit discloses that Operating Expenses were overstated by the Operator by five percent (5%) or more, in which case the Operator shall pay all reasonable fees and expenses of such audit.

(c) Operator’s Failure to Maintain Common Areas. If the Operator is in material default in the performance of its obligations as the Operator, then Avago shall have the right to give the Operator written notice of such default specifying the particulars in respect to which the Operator’s performance is deemed to be a material default. If at the end of a thirty (30) day period from receipt of such notice, the Operator’s material default has not been corrected, then Avago shall have the right to remove the Operator, effective upon written notice, and to assume the obligations of the Operator or appoint a New Operator pursuant to Section 6(d) below. In such event, the reasonable costs so incurred by Avago with respect to the replacement of the Operator shall be included in the CAM Costs payable by all Parties and reimbursed to Avago by the Operator from monies received through CAM Costs payments by the Parties. In the event that (x) a New Operator is engaged pursuant to Section 5(d) below which is not affiliated with either Party, and (y) Agilent (or an affiliated entity) remains the owner of the Agilent Lot, the Parties shall negotiate in good faith towards mutually-acceptable rights with respect to the removal of such New Operator for failure to perform and, upon any agreement relating thereto, the Parties shall amend this subsection (c) accordingly.

(d) Replacement of Operator. Upon resignation or removal of the Operator (“Former Operator”), the Parties shall select and engage a new operator (“New Operator”), who need not be a Party. On the effective date of the resignation or removal, the Former Operator shall be released from all subsequent duties, obligations and responsibilities imposed upon the Operator by this Agreement, and the New Operator shall assume such subsequent duties, obligations and responsibilities as the Operator. Such takeover shall not relieve the Former Operator of any of its other duties, obligations or responsibilities as a Party under this Agreement. Upon any such takeover, the Former Operator shall transfer to the New Operator (i) all prepaid CAM Costs not previously spent or reserved by the Former Operator to pay CAM Costs already incurred or Maintenance Fees already earned, and (ii) copies of all applicable books and records relating to the operation and maintenance of the Common Areas and construction of Common Area Improvements. The Former Operator shall provide any and all information and documentation to effectuate the transfer of responsibility, including, without limitation, notification to insurers and transfer or termination of insurance policies and service contracts. Such transfer of the maintenance and operation of the Common Area shall not (i) obligate any Party to pay any cost or expense in respect to the maintenance and operation of the Common Area and Common Area Improvements except such Party’s Proportionate Share of CAM Costs, (ii) relieve either Party of its obligations to pay its respective Proportionate Share, or (iii) relieve the Former Operator from any liability or responsibility with respect to the operation and maintenance of the Common Areas and Common Area Improvements prior to such transfer. The Former Operator shall be entitled to collect from the Parties any unpaid amounts to which the Former Operator is entitled under this Agreement. If Agilent is the Operator, then upon sale of the Agilent Lot to an unaffiliated third party, Agilent shall resign as the Operator and Avago shall have the right to become the New Operator or name a third party to so act. At such time as neither Agilent nor Avago own a Lot at the Penang Site, the New Operator shall be either the successor to the last of Agilent or Avago to own a Lot at the Penang Site or a third party designated by such successor.

(e) Entrances.

(i) Each Party shall maintain and repair at its sole cost and expense all present and future entrance buildings on its respective Lot that provide access to the Penang Site. Each Party shall be entitled to relocate, abandon or add entrance facilities to its Lot as it deems appropriate; provided, however, no such relocation, abandonment or addition shall unreasonably interfere with, restrict or impair the utilization of the Penang Site by the other Party.

(ii) Subject to applicable Law, each Party shall have rights to install, maintain and repair equal signage at all entrances to the Penang Site located on the other Party’s Lot.

7. Use Restrictions. Except with the prior written consent of the owner of the other Lot or as otherwise may be provided in any Primary Parcel Agreement, the Parties agree that neither Lot may be used so as to create (a) an environmental hazard or nuisance that is in violation of any applicable Law, (b) any other burden that requires additional utilities or other improvements to the Penang Site, unless such additional burden, including any added cost to operate, remedy or maintain the same, is assumed in writing by the party adding the burden, or (c) a use or condition not specifically allowed as a “primary” use under the then-applicable zoning regulations applicable to the Lot in question. Additional buildings or expansion of existing buildings may be placed on either Lot by the owner thereof; provided, however, any additional burdens on parking, the sewer and drainage lines, entrance gates or other services or facilities on the Penang Site shall be exclusively mitigated and paid for by the Party adding such improvements. The Parties further agree to screen from view or locate material and waste storage facilities so as to minimize the visual impact of such items.

8. Right of First Offer. In the event that a Party (for the purpose of this Section 8, the “Seller”) should decide that it wishes to sell all or any portion of its Lot (the “Sale Lot”) to an unaffiliated third party, other than in connection with the sale of all or substantially all of the business assets or operations located on such Party’s Lot to the same purchaser of the business assets or operations or an affiliate of such purchaser as is buying the Sale Lot, the non-selling Lot owner (the “Buyer”) shall have the right of first offer (the “Right of First Offer”) with respect to the purchase of the Sale Lot from the Seller before any offer of the Lot is made to third parties. The Right of First Offer shall be exercised in such manner and subject to such terms and conditions as are set forth in this Section 8. A Sale Lot shall not be transferred to an unaffiliated third party without the prior written consent of the Buyer hereto or otherwise in strict compliance with the provisions of this Section 8. For the purposes of this Section 8, the “Purchase Price” shall mean such amount as is designated by the Seller (the “Seller’s Offer”) in a written notice to the Buyer advising the Buyer of its interest in selling the Sale Lot and designating, in addition to Purchase Price, the Sale Lot, proposed closing date, and any other material conditions or restrictions intended to govern the sale of the Sale Lot. If the Buyer wishes to enter into a contract for the purchase of the Sale Lot offered for sale in the Seller’s Offer, the Buyer shall so inform the Seller in writing and the Parties shall negotiate in good faith to execute a contract for the sale and purchase of the Sale Lot within thirty (30) days after the election is received by the Seller. Such contract shall provide for closing of the sale within sixty (60) days of the contract date. If the Buyer does not so notify the Seller in a timely manner of its election to enter into a contract for the purchase of the Sale Lot pursuant to Seller’s Offer, the Seller shall be free to offer the Sale Lot to an unaffiliated third party purchaser, on terms no less favorable to the Seller than those set forth in the Seller’s Offer. If the Seller does not thereafter complete a sale of the Sale Lot within nine (9) months following Buyer’s lack of acceptance of Seller’s offer on terms no less favorable to the Seller than are set forth in the Seller’s Offer, any sale of the Sale Lot or any part thereof shall again be subject to all terms of this Section 8 as though the Sale Lot had not previously been offered to the Buyer. At any time, the Buyer may request in writing and shall be entitled to receive a copy of any contract, closing document or other written instrument pertaining to the sale to any third party by the Seller of a Sale Lot. If the Seller has strictly complied with the terms of this Section 8, at the Seller’s written request in connection with the closing of a sale of a Sale Lot, the Buyer shall affirm in writing to any interested party that the Seller has complied with the terms of this Section 8.

9. Duration of Agreement. Except as specifically otherwise set forth herein, the agreements, easements, restrictions, rights, obligations and duties contained in this Agreement shall be perpetual.

10. Warehouse. Agilent hereby covenants and agrees that it shall construct, or cause to be constructed, a new warehouse building on the Avago Lot in the approximate location identified on the Site Map (the “New Warehouse”). The Parties intend such New Warehouse to replicate for Avago the warehouse facilities located on the Agilent Lot which were utilized by Agilent in connection with the Business prior to the closing of the Business Sale. The New Warehouse shall be constructed utilizing new materials in manner, size (both cubic and square feet) and quality of materials and workmenship consistent with Agilent’s existing warehouse facilities and complying with all applicable laws and zoning and building codes. All costs and expenses relating to the construction of the New Warehouse shall be allocated between the Parties in accordance with the MSA.

11. Indemnification.

(a) Each Party that enters the Lot of the other Party pursuant to the exercise of the rights granted herein (“Indemnitor”) covenants and agrees to indemnify, defend and hold harmless the other Party and Permittees (collectively, an “Indemnitee”) from and against all claims, costs, expenses and liability (including reasonable attorneys’ fees and cost of suit incurred in connection with all claims) including any action or proceedings brought hereon, arising from or as a result of the death of, or any accident, injury, loss, claim, liability, cost or damage whatsoever caused to any person, property or entity, which shall occur on the Lot or portion thereof owned by such Indemnitee, except for claims caused by the gross negligence or willful misconduct of such Indemnitee or its Permittees wherever the same may occur. In no event shall either Party be liable to any Indemnitee under this Agreement for any consequential (including, without limitation, any injury to such Indemnitee’s person or business or loss of income or profit therefrom), punitive, exemplary or special damages.

(b) Each Party (the “Releasor”) hereby releases and waives for itself and on behalf of its insurer, the other Party (the “Releasees”) from any liability for any loss or damage to all property of such Releasor located upon any portion of the Penang Site, which loss or damage is of the type generally covered by fire and casualty insurance with all available extended coverage endorsements, irrespective of any negligence on the part of the Releasees which may have contributed to or caused such loss, or of the amount of such insurance required or actually needed, appropriate endorsements to its policies of insurance with respect to the foregoing release; it being understood, however, that failure to obtain such endorsements shall not affect the release hereinabove given.

12. General Provisions.

(a) Coordinating Committee.

(i) Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Agilent and two (2) of which shall be appointed by Avago. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party. So long as Agilent and Avago are the owners of the Lots (or Avago is the tenant under the Primary Tenancy Agreement (or any successor agreement)), this Coordinating Committee shall be the same one provided for under the Primary Parcel Tenancy Agreement.

(ii) Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:

(A) act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(B) subject to Section 12(b), seek to resolve disputes; and

(C) undertake such other functions as the Parties may agree in writing.

(b) Disputes and Governing Law.

(i) This Agreement shall be governed by and construed in accordance with the laws of Malaysia, without reference to the choice of law principles thereof.

(ii) Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 12(b) shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 12(b)(iii). Notwithstanding the foregoing, Agilent and Avago shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

(iii) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia.

(c) Waiver. One Party’s consent to or approval of any act by the other Party requiring the first Party’s consent or approval shall not be deemed to waive or render unnecessary the first Party’s consent to or approval of any subsequent similar act by the other Party. No delay or omission in the exercise of any right or remedy accruing to either Party upon any breach by the other Party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or hereafter occurring. The waiver by either Party of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

(d) Force Majeure. Any prevention, delay, or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either Party to perform shall excuse the performance by such Party, for a reasonable period not to exceed the period of any said prevention, delay, or stoppage, of any obligation hereunder.

(e) Notices. Any notice required or desired to be given regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the following addresses for the Parties (or such other addresses as may be specified by a Party hereto giving notice of same to the other Party in accordance with this Section):

If to Agilent:	Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang
Malaysia
Attention: Mr. Seah Teoh-Teh

With copy to:	Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306
United States of America
Attention: General Counsel

If to the Avago:	Avago Technologies Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attn: Bien-Ee Tan

With copy to:	Avago Technologies (Malaysia) Sdn Bhd
(Formerly known as Jumbo Portfolio Sdn
Bhd) Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attn: Kong-Beng Saw

- and -

Kohlberg Kravis Roberts & Co.
9 West 57th St., Ste. 4200
New York, NY 10019
United States of America
Attn: William Cornog

Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the Party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.

(f) Miscellaneous. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Avago and Agilent. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of Avago or Agilent. Neither Party shall become or be deemed a partner nor a joint venturer with the other by reason of the provisions of this Agreement.

(g) Rules of Interpretation.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(iii) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(iv) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(v) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(vi) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(vii) Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(viii) Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.

(ix) The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Avago or Agilent.

(h) If any term, condition, stipulation, provision, covenant or undertaking of this Agreement is or may become under any written Law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then: (i) such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability; (ii) the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Agreement shall remain in full force and effect; and (iii) the Parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking. In the event that the perpetual term contemplated herein is not enforceable, the Parties agree to take such action to extend the term hereof as shall be permitted by law or to immediately enter into a new agreement on the same terms and conditions as set forth herein, effective as of the expiration of the enforceable term of this Agreement.

(This space intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Agilent”		“Avago”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia.		AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia

By:	/s/ Gooi Soon Chai	By:	/s/ Kenneth Y. Hao
Name:	Gooi Soon Chai	Name:	Kenneth Y. Hao
Title:	President of Agilent Malaysia & Singapore	Title:	Director

EXHIBIT A

Site Map

Exhibit A
Site Map

SEA
COASTAL ROAD
BUILDING 8
BUILDING 1
BUILDING 2
BUILDING 3
BUILDING 4
BUILDING 5
BUILDING 6
Agilent Lot
Avago Lot
SECONDARY SITE ENTRANCE
MAIN SITE ENTRANCE
REAR SITE ENTRANCE
OPEN SPACE PARKING
OPEN SPACE PARKING
OPEN SPACE PARKING
RECREATION COMPLEX
SIMPANAN PARIT

Common Use Facilities:

1. Sports Complex
2. Clinic, Kitchen, Convenience Store

Temporary Common Use Facilities:

3. Main Cafeteria Dining Area
4. Main Lobby
5. Site Data Center
6. FGI Warehouse
7. Site Logistics Area
8. Logistics Office/ Procurement Store
9. SMI Area/Oracle Support Area
10. Incoming Store

EXHIBIT B

Services

Service	Description	Responsible Party	Daily Operating Hours	Cost Allocation Method
Sports Complex	Operation of Sports Complex	Agilent	0800 to 2100 hrs.	Onsite headcount
Kitchen	Operation of Kitchen	Avago	24hrs.	Onsite headcount
Convenience Store	Operation of Convenience Store	Avago	0900 to 2030 hrs.	Onsite headcount
Clinic	Operation of Clinic	Avago	24 hrs.	Onsite headcount

EXHIBIT C

CAM Costs

Service	Description	Responsible Party	Daily Operating Hours	Cost Allocation Method
Exterior Maintenance: Landscaping	General landscaping services	Agilent	N/A	Acreage on each Lot
Exterior Maintenance: Parking lots and streets	Regular maintenance, cleaning and upkeep of parking lots and streets.	Agilent	N/A	Total square footage of parking lots and streets on each respective Lot
Sewer and Drainage Lines	Maintenance and repair	Each Party for portion of line on its Lot	N/A	Onsite headcount